Exhibit 99

Welcome to the 25th Annual Meeting of Shareholders of First Citizens Banc Corp.

Here is a slide of the total assets of the company. Our loans and investments represent the bulk of our assets. When the financial crisis began, we made a conscious decision to maintain the size of the company at approximately $1,100,000,000. We wanted no wild swings in the components of the company and by maintaining our size we brought consistency to the regulatory ratios of the company—which is a good thing to do in uncertain times.

Of our 1,100,000,000 in assets, approximately $800,000,000 are loans. Through the last several years we have been able to generally maintain our loan totals, even though loan demand in Ohio has been soft and we have to replace approximately $14,000,000 a month in payments. Loan totals were down for 2010, but in 2011 we enjoyed a net increase of $18,000,000 in loans or a 2.5% growth.

While 2.5% or $18,000,000 in loan growth may not seem like much for a $1,000,000,000 bank, we have data that shows Ohio loan growth at minus 1% to minus 3%.

Given that, I am very pleased with what has been accomplished.

Looking at our deposits, you can see the low point in 2008 when the financial crises hit a peak and customers were pulling cash out of the banking system. Since that low, we have grown approximately $100,000,000 in deposits. Again, deposits are the raw materials that we have put to work in loans and investments. To some degree we can control the level of deposits by pricing. Currently our products and pricing are geared to attract core checking and savings accounts and less emphasis on Certificates of Deposit. This helps us control deposit costs and, in turn, keep our interest margin high.

This is a graph of our regulatory risk-based capital. It differs a bit from what you see in the financial statements in that it removes goodwill and intangibles and includes the portion of our trust preferred debt that can be counted as capital. You can see the increase in the risk-based capital as we added the US Treasury preferred stock in 2009. Even with our operating loss in 2010, our risk-based capital has remained strong and consistent.

In this peer comparison of risk-based capital, First Citizens is in line with its peers and we are all focused on growing capital. As a result of the financial crises, there will be a greater focus on capital levels and capital growth by both the markets and the regulators.

As we take our deposit dollars and put them to work in loans and investments, we generate net interest income. You can see that over the last four years our net interest income has remained stable at approximately $5.25 per share—in spite of the strong downward pressure in interest rates.

Looking at the detail of interest margin, here is the return on the dollars we have put to work in loans and investments. You can see that we are consistent with our peers. You can also see the downward pressure on rates. Our average rate has decreased from approximately 7% in 2007 to slightly less than 5% last year.

Here is the cost of gathering the deposits we put to work. This is our strength. Our cost of gathering dollars to put to work is consistently less than that of our peers. I cannot emphasize enough the value of this. The challenge of this interest rate environment is that we will soon hit a floor where rates cannot go downward any further.

Our net interest margin, the return on the assets minus the costs, has been consistently strong and consistently above peer. Our process of gathering low-cost savings and checking deposits in rural communities and putting it to work in those and in our urban markets, works. Every tenth of a percent better than our peers equals approximately $800,000.

We supplement our net interest income with fees and service charges from loans, deposits, and our wealth management department. Our noninterest income has also remained stable over the last four years with a nice 4% increase for 2011. This is consistent in spite of new regulations that dampen the banking industry’s ability to generate service charges. Our wealth management department has contributed over $2,000,000, or approximately $.26 per share, in revenue for 2011.

The increase in wealth management revenue has helped to offset pressure on service charge income.

In this peer comparison, our noninterest income has remained consistent and just slightly less than peer. Some of our rural markets just won’t bear the service charge levels of the more urban areas. You can see the downward pressure on both First Citizens and peer banks on fee income. This is primarily the impact of regulations that dampen service charge revenue. We provide a consistent quality service to our customers, and we should be compensated for that service, but right now the banking industry is a target.

Our total noninterest expenses have remained fairly consistent over the last four years. In red you can see the portion attributed to FDIC and collection expenses. These are beginning to diminish. Though the core expenses have increased, they remain less than 2008 levels.

Measured as a percentage of assets, our noninterest expenses are down from 2007 and 2008. We have been slightly above our peers in non-interest expense but much of this can be attributed to the expense of our wider branch network. We have to remember that while there is added expense to this branch network, it contributes to our very low cost of funds. The difference to peer in expense is approximately $1,000,000. Our difference in margin is approximately $3,500,000.

The item that has not been consistent and drives profitability is the provision for loan losses. These are the dollars we take from earnings and place into the reserve. In 2007, or what we look at as the last normal year, our provision was slightly more than $1,000,000. By 2010 this number had climbed to almost $18,000,000. By 2011 we were dowi to slightly less than $10,000,000. It is certainly our hope and expectation that this trend continues.

Over the last two years we placed more into the reserves than our peers. For 2011 this difference is about $3,500,000. While many institutions use statistics to determine their reserve needs, we rely on examination of all challenged loans over $350,000 and make detailed evaluations of collateral values and the customer’s ability to generate cash. This is conservative but precise. I don’t like surprises and I don’t want to come to you with any surprises.

While we have placed more than our peers into the reserve over the last two years, our total reserve is greater. At year end 2011 we held reserves of approximately 2.7% of loans while our peers held approximately 2%.This difference equals about $8,000,000. This is conservative, but through the financial crises we have developed a robust credit evaluation function and we are confident in our calculations.

One measure we chart is the amount we put away for loss reserve versus the unemployment rate in Ohio. While there is a lag in the impact of unemployment, they do track together. At year-end 2011 unemployment, while improving, still remained over 2% greater than year-end 2007. We believe that provision requirements will continue to decrease, but slowly. Manufacturing is up, farming is up, but housing stinks. For a robust recovery and dramatic improvement in unemployment, we need the housing component—so this is going to be slow.

We have an organization that survived the financial crises.

We have an organization that can generate consistent core earnings.

We have a footprint taking advantage of urban and rural market areas.

We have developed a strong management and staff.

We are positioned for an improving economy.

Where do we go from here?

LONG TERM

•	Continue to work down the level of troubled loans

•	Be prepared for turn in the housing industry

•	Always look for efficiency improvement

•	Stay current with technology and product trends (you will hear more about this in a moment.)

•	Grow capital — for growing the company and increasing regulatory capital requirements

•	Look for acquisition opportunities to complement our existing footprint.

SHORTTERM

•	Get rid of the TARP preferred stock

•	Leverage our existing commercial lending relationships and aggressively search for new commercial opportunties—that is where the activity is!

•	Aggressively increase the relationship level with customers through Cash Management and Wealth Management

Business Development

To achieve our short term goals we need to focus on business development. There is increasing competition for limited opportunities. We added additional experienced lenders—people with existing relationships. We have added lending support, and we have added wealth management support, all with the goal of increased business development. This is what we need to do today. We have been on the defensive, now we are on the offensive.

I would like to share a view of our lending and wealth management staffing and some of our customers.

Our Sandusky Area Commercial Lending and Wealth Management Staff

American Quality Stripping

•	This is a local company that started 25 years ago. They employ 30 people.

•	They have developed an environmentally friendly process to remove coatings from parts.

•	We worked with American Quality Stripping in 2007 for the installation of an oven and a new building addition, and again in 2011 when they installed another oven and a 5,400 square foot addition.

•	Each project has increased sales and employment. This is what community banks do.

Bay Point

•	Here is a new development project that we are involved in at Bay Point.

•	Even though housing and development projects struggle this is a very successful development.

•	Includes the marina complex, cottages, and large waterfront homes.

Our New Washington and Shelby area Commercial Lending Staff

Niese Brothers Farms

•	Have been customers of the bank since the 1970’s

•	Farm over 11,000 acres of corn and soybeans

•	They utilize the newest equipment with GPS and crop-monitoring technology.

Our Norwalk area Commercial Lending and Wealth Management Staff

Welfle, Inc.:

Company was formed in 1993 and have been CBC customers since 1997.

Owned by brothers Denny & Bob Welfle.

Specialize in milling (grinding) asphalt and concrete with large pavement routing machines.

Located on St Rt 61, east of Norwalk (new office building constructed in 2010).

Our Urbana area Commercial Lending and Wealth Management Staff

Ultra-Met

•	We had the opportunity to provide financing and cash management for Ultra Met.

•	Ultra Met supplies premium-quality blanks to toolmakers and fabricators.

•	From their inception in 1965 Ultra-Met is the leading independent.

•	American manufacturer of custom-molded tungsten carbide products.

•	They have 90 highly skilled employees, backed by an ownership dedicated to growing the business in aerospace, automotive, oil-and-gas, mining, woodworking.

Our Akron area Commercial Lending Staff

We are looking for an additional lender in this market and also a wealth management representative.

Hospitality Restaurants

•	High end restaurant group of 7 locations offering a variety of dining experiences.

•	Blue Pointe Grille—Cleveland—High-end Seafood

•	Cabin Club—Westlake—High-end Steakhouse

•	Salmon Dave’s Pacific Grille—Rocky River—High end Seafood

•	Delmonico’s Steakhouse—Independence—High end Steakhouse

•	Rosewood Grille—Hudson—Upscale American Fare

•	Rosewood Grille—Strongsville (opening in July 2012)

•	Thirsty Parrot—Cleveland—Gateway Entertainment District (Special Events)

•	HR was established in 1991 when The Cabin Club opened in Westlake

•	HR has been a customer of the Bank since April 2011.

Grubb and Ellis Breakfast

In January we co-hosted a real estate forecast event with Grubb & Ellis, one of the major real estate companies in the Cleveland area. This was a very positive event and has led to a number of referral opportunities. It comes back to relationships and referrals.

Our Dublin area Commercial Lending and Wealth Management staff

Premium Beverage Supply, Ltd

•	A distributor of micro-brewed beers and premium beverages.

•	The company has exclusive Ohio distribution rights for over 500 products.

•	They currently represent about 30 brewers and 6 importers.

•	These products are sold and carried in virtually every major grocery chain and in many restaurants, bars and carry outs throughout Ohio.

•	We are providing the financing for a new 71,000 square foot warehouse distribution facility.

Mayco Colors

•	One of the world’s leading producers of ceramic products for hobbyists, potters, artists, schools and producers of fine ceramic table and giftware.

•	The company was founded in 1951 and today produces all of its products at its 75,000 square foot plant in Milliard, Ohio.

•	They have about 30 full-time employees.

•	Mayco manufactures more than 600 different glaze colors in a wide variety of textures and finishes.

•	We are currently providing an operating line of credit, a term loan, and cash management services.

Here are two financing opportunities we have in the Columbus market. On the left is the Belmont Building office complex and the right are Class A apartments that cater to Ohio State students. This is adjacent to the OSU campus and near the South Campus Gateway development. This is a $150,000,000 development project along High Street that includes apartments, theatres, restaurants, and retail shops. Business here is booming and these spaces are 100% occupied.

This is a retail center located in the heart of Upper Arlington. We participated $5,000,000 of a $35,000,000 project that was centered around a 112,000 square foot Giant Eagle grocery store in what is known as the Kingsdale Center. Participations allow us to work with other community banks to take advantage of larger opportunities and compete with the larger banks.

This had also provided us the opportunity for properties surrounding the shopping area. We have financed a medical practice in the center ($500k loan with all deposits) and we are currently looking at a $1.2M loan on a contiguous property.

The banking world is changing quickly and we have to change with it.

According to a 2011 American Banker’s Association Survey, online banking is the preferred banking channel with 62% of respondents choosing online banking compared to 20% choosing a branch or 8% an ATM.

Over 14,000 customers are enrolled in our NetTeller Online Banking service today.

While Mobile Banking represented the least preferred channel in the 2011 survey, the exploding popularity of smartphones and tablets is expected to drive an even faster adoption of mobile banking.

In fact, smartphone users increased over 50% in 2011 from 63 million subscribers to 98 million. Today over 40% of U.S. households have smartphones.

As we look at the adoption of mobile banking adoption we find-14% of mobile users utilize mobile banking

More financial institutions are offering mobile banking apps and consumer usage of these apps increased 45% in 2011

60% of mobile banking users are between 18 and 34 years of age—a segment of population we want to grow. This is the future.

Last April we launched our mobile banking service. Today there are over 1,200 users—approximately 9% of our online banking customers. In keeping up with advanced technology, there are other new and improved banking services that are on the horizon.

A redesigned website is planned to launch in the third quarter of this year. We have been listening to our customers and plan a number of improvements.

Also planned for later this year is on line account opening. According to a research study, one in four consumers have attempted to open a bank account online. The ability to research accounts online and the convenience of opening accounts from home are drivers of online openings both for new customers to the bank and existing customers expanding relationships.

Other online and mobile services we are exploring include Mobile Deposits and Person-to-person Payments. Mobile deposits allows you to scan a check with your smart-phone and deposit it directly into your bank account.

Person-to-person Payment is another service that allows you to pay a friend or relative directly from one bank account to another through an email.

These innovative mobile and online banking services are what we need to attract the next generation of customer.

In our ad campaigns we will stress that advanced technology will continue to shape the way our customers choose to access their bank accounts. From face-to-face branch banking to ATMs, the internet and now mobile banking, consumers look for the convenience of using multiple channels to bank, when, where, and how they want. Our strength comes in the ability to offer consumers and businesses all of these banking channels while providing the personal connection of a local banker. We provided the added value of the relationship.